Exhibit 99.1

One Tellabs Center	FOR IMMEDIATE RELEASE
1415 West Diehl Road	January 26, 2006
Naperville, Illinois 60563 U.S.A.
MEDIA CONTACT
Tel: +1.630.798.8800	Ariana Nikitas
Fax: +1.630.798.2000	+1.630.798.2532
www.tellabs.com	ariana.nikitas@tellabs.com

INVESTOR CONTACT
Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs fourth-quarter revenue rises 37% to $521 million;
full-year revenue up 53% to $1.9 billion

Naperville, Ill. — Tellabs reported fourth-quarter 2005 revenue of $521 million, up 37% from $379 million in the fourth quarter of 2004. For the year 2005, Tellabs revenue totaled $1.9 billion, up 53% from $1.2 billion in 2004. Compared with the full revenues of Tellabs, AFC and Vinci Systems, revenue increased 16% for the fourth quarter of 2005 and 13% for the full year.

Tellabs earned $92 million or 20 cents per share in the fourth quarter of 2005 on a GAAP basis, compared with a year-ago net loss of $139 million or 32 cents per share. Excluding charges of $7.9 million as detailed in the attached reconciliation of non-GAAP adjustments, Tellabs reported non-GAAP earnings of $100 million or 22 cents per share (diluted) in the fourth quarter of 2005.

For the year 2005, Tellabs earned $176 million or 39 cents per share on a GAAP basis. Excluding charges of $62.7 million, Tellabs’ 2005 non-GAAP earnings were $252 million or 55 cents per share, up 38% from $182 million in 2004.

“Customer demand for broadband wireless and fiber access continues to propel Tellabs’ growth,” said Krish A. Prabhu, Tellabs president and chief executive officer. “Tellabs is well-positioned to grow as our customers invest in upgrading their network infrastructure to handle the proliferation of broadband devices and multimedia Internet content.”

Transport — Revenue from transport systems totaled $170 million, up 8% from $157 million in the fourth quarter of 2004. For the full year, transport revenue was $638 million, up 7% from $598 million in 2004.

Access — Revenue from access solutions totaled $180 million, up from $53 million in the fourth quarter of 2004. Compared with the full fourth-quarter 2004 access revenues of Tellabs, AFC and Vinci Systems, access revenue increased 46%. Access revenue for 2005 was $617 million, up from $53 million in 2004. Full-year 2005 access revenue was 29% higher than the full 2004 access revenues of Tellabs, AFC and Vinci Systems.

Managed Access — Revenue from managed access systems was $91 million, down 19% from $112 million in the fourth quarter of 2004. Managed access revenue for 2005 was $365 million, up 10% from $331 million in 2004.

Broadband Data — Revenue of broadband data products was $31 million, compared with $3 million in the fourth quarter of 2004. Full-year 2005 revenue in broadband data was $60 million, more than triple the 2004 year-end revenue of $17 million.

Voice-Quality Enhancement — Revenue from voice-quality enhancement amounted to $6 million, versus $13 million in the fourth quarter of 2004. VQE revenue for the full year was $36 million, down from $75 million in 2004. Since Tellabs has incorporated voice-quality enhancement features into its transport products, in 2006 the company will include this revenue in the transport category.

Services and Solutions—Services and solutions revenue was $44 million, up 8% from $40 million in the fourth quarter of 2004. Services revenue for 2005 totaled $167 million in 2005, up 6% over the 2004 total of $158 million.

Share repurchase authorized
The Tellabs Board of Directors has approved a repurchase of up to $100 million of the company’s shares pursuant to a plan under Rule 10b5-1 of the Securities and Exchange Act of 1934. Over a one-year period, the company intends to use cash generated by employee stock option exercises (other than those of company officers and the Board of Directors) to repurchase stock.

This Rule 10b5-1 authorization is in addition to approximately $107 million worth of shares that remain available for repurchase under the $300 million share repurchase program announced on Feb. 2, 2005. Since announcing that repurchase, Tellabs has repurchased 24.4 million shares for approximately $193 million.

Tellabs cash and cash equivalents and marketable securities totaled $1.2 billion at the end of 2005.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its fourth-quarter 2005 results. Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9:30 a.m. Central time today until 9:30 a.m. Central time on Saturday, January 28, at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21280524.

Tellabs advances telecommunications networks to meet the evolving needs of end-users. Broadband solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index and the S&P 500. www.tellabs.com

###

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Tellabs®and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	12/30/05	12/31/04	12/30/05	12/31/04
(In millions, except per-share data)	Unaudited		Unaudited

Revenue
Products	$477.5	$338.9	$1,716.3	$1,074.2
Services	43.9	40.5	167.1	157.6
	521.4	379.4	1,883.4	1,231.8
Cost of Revenue
Products	243.7	174.0	908.8	472.1
Services	29.5	26.8	119.6	102.7
	273.2	200.8	1,028.4	574.8
Gross Profit	248.2	178.6	855.0	657.0

Gross profit as a percentage of revenue	47.6%	47.1%	45.4%	53.3%

Gross profit as a percentage of revenue - products	49.0%	48.7%	47.0%	56.1%
Gross profit as a percentage of revenue - services	32.8%	33.8%	28.4%	34.8%

Operating Expenses
Research and development	87.6	67.8	344.0	250.3
Sales and marketing	41.7	42.8	175.5	155.1
General and administrative	25.7	21.9	95.6	81.5
Restructuring and other charges	(1.3)	0.1	12.9	14.1
Asset impairment charge	—	47.2	—	47.2
Net loss on sale of real estate	—	20.6	—	20.6
Purchased in-process research and development	2.2	102.1	2.2	102.1
Amortization of purchased intangibles	7.9	6.1	36.0	17.8
	163.8	308.6	666.2	688.7

Operating Earnings (Loss)	84.4	(130.0)	188.8	(31.7)

Other Income
Interest income, net	9.4	7.3	28.3	26.9
Other income (expense), net	(0.4)	(5.3)	(4.0)	(5.4)
	9.0	2.0	24.3	21.5

Earnings Before Income Tax	93.4	(128.0)	213.1	(10.2)
Income tax (expense) benefit	(1.3)	(10.7)	(37.3)	(19.6)
Net Earnings (Loss)	$92.1	$(138.7)	$175.8	$(29.8)

Net Earnings Per Share
Basic	$0.21	$(0.32)	$0.39	$(0.07)
Diluted	$0.20	$(0.32)	$0.39	$(0.07)

Weighted Average Shares Outstanding
Basic	448.4	433.1	449.9	420.2
Diluted	455.2	433.1	454.5	420.2

Amortization of deferred stock compensation related to acquisitions is included in the following cost and expense categories by period:

Cost of revenue	$—	$0.1	$0.3	$0.1
Research and development	2.4	1.1	9.9	5.0
Sales and marketing	0.1	0.1	0.3	0.2
General and administrative	0.1	—	0.4	—
	$2.6	$1.3	$10.9	$5.3

TELLABS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)	12/30/05	12/31/04
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$880.8	$292.9
Investments in marketable securities	308.9	823.3
	1,189.7	1,116.2

Other marketable securities - Cisco stock	180.8	204.0
Accounts receivable, net of returns and allowances of $8.4 and $14.8	319.4	309.4
Inventories
Raw materials	28.3	39.2
Work in process	11.7	13.6
Finished goods	69.1	63.6
	109.1	116.4
Income taxes	15.9	38.9
Miscellaneous receivables and other current assets	58.1	50.0
Total Current Assets	1,873.0	1,834.9

Property, Plant and Equipment	614.0	619.1
Less: accumulated depreciation	(313.9)	(290.3)
	300.1	328.8
Goodwill	1,111.9	1,092.3
Intangible Assets, Net of Amortization	117.2	156.0
Other Assets	112.7	133.1
Total Assets	$3,514.9	$3,545.1

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$97.1	$96.3
Accrued liabilities	211.2	206.4
Restructuring and other charges	7.2	13.4
Cisco stock loan	180.8	204.0
Income taxes	28.9	15.9
Total Current Liabilities	525.2	536.0

Long-Term Restructuring Liabilities	24.0	33.0
Income Taxes	95.9	127.9
Other Long-Term Liabilities	55.1	51.0

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 477,045,901 and 466,910,981 shares issued, including treasury stock	4.8	4.7
Additional paid-in capital	1,238.7	1,145.9
Deferred compensation expense	(10.9)	(21.8)
Treasury stock, at cost: 27,661,859 and 3,250,000 shares	(322.8)	(129.6)
Retained earnings	1,847.9	1,672.1
Accumulated other comprehensive income	57.0	125.9
Total Stockholders’ Equity	2,814.7	2,797.2
Total Liabilities and Stockholders’ Equity	$3,514.9	$3,545.1

TELLABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Year Ended
(in millions)	12/30/05	12/31/04
Operating Activities
Net Earnings (Loss)	$175.8	$(29.8)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	126.1	82.3
Deferred taxes	(15.6)	11.6
Deferred compensation amortization	16.3	6.5
Tax benefit associated with stock option exercises	14.0	—
Restructuring and other charges	12.9	11.7
Purchased in-process research and development	2.2	102.1
Asset impairment charge	—	47.2
Net loss on sale of real estate	—	20.6

Net change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(15.0)	(49.6)
Inventories	7.0	(24.8)
Miscellaneous receivables and other current assets	3.8	64.4
Other assets	(11.8)	(9.1)
Accounts payable	(15.5)	13.0
Accrued liabilities	(27.6)	10.9
Restructuring and other charges	(24.2)	(52.2)
Income taxes	9.4	18.1
Long-term liabilities	0.6	(8.2)
Net Cash Provided by (Used For) Operating Activities	258.4	214.7

Investing Activities
Capital expenditures	(61.8)	(41.4)
Disposals of property, plant and equipment	15.6	31.5
Payments for purchases of investments	(661.9)	(1,318.8)
Proceeds from sales and maturities of investments	1,180.4	1,379.1
Payments for acquisitions, net of cash acquired	—	(244.3)
Net Cash Provided by (Used For) Investing Activities	472.3	(193.9)

Financing Activities
Proceeds from issuance of common stock under stock plans	71.6	8.9
Repurchase of common stock	(193.2)	—
Net Cash (Used) Provided by Financing Activities	(121.6)	8.9
Effect of Exchange Rate Changes on Cash	(21.2)	17.3
Net Increase in Cash and Cash Equivalents	587.9	47.0
Cash and Cash Equivalents at Beginning of Year	292.9	245.9
Cash and Cash Equivalents at End of Period	$880.8	$292.9

RESULTS OF OPERATIONS

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “intend,” “likely,” “will,” “would,” “should,” “could,” “may”, “continue” and similar expressions are intended to identify forward-looking statements.

Results of Operations

In the fourth quarter of 2004, we acquired all of the operations of AFC and Vinci and have included them in our consolidated financial statements as of their acquisition dates.  Access products and services have a lower average gross margin than Tellabs other products and services.  The products of AFC and Vinci are categorized below as the access products.

For the fourth quarter, our 2005 revenue grew by 37% to $521.4 million compared with $379.4 million for 2004, and full-year 2005 revenue increased 53% to $1,883.4 million compared with $1,231.8 million for 2004.  Although the majority of 2005 revenue growth for both the quarter and full year was due to the addition of access products, we also saw improvement in most other product categories, driven by continued strong demand from both wireless and wireline customers.  The fourth quarter consolidated gross margin of 47.6% represents the third consecutive quarter of gross margin improvement.  Our operating expenses declined due to the absence of charges in the fourth quarter of 2005.  We earned $92.1 million or $0.20 per share in the fourth quarter of 2005, compared with a net loss of $138.7 million or $0.32 per share in the fourth quarter of 2004. Net earnings for 2005 were $175.8 million or $0.39 per share, compared with a net loss of $29.8 million or $0.07 per share in 2004.

Revenue

	Fourth Quarter			Year
	2005	2004	Change	2005	2004	Change
Transport	$170.0	$157.3	8%	$637.9	$597.9	7%
Access	179.9	53.3	N/M	617.0	53.3	N/M
Managed Access	91.0	112.2	(19)%	364.8	331.0	10%
Broadband Data	31.1	3.2	N/M	60.3	17.4	N/M
Voice Quality Enhancement	5.5	12.9	(57)%	36.3	74.6	(51)%
Services	43.9	40.5	8%	167.1	157.6	6%
Total	$521.4	$379.4	37%	$1,883.4	$1,231.8	53%

North America	$397.3	$240.7	65%	$1,419.4	$813.0	75%
International	$124.1	$138.7	(11)%	$464.0	$418.8	11%

Transport revenue for the fourth-quarter and full year of 2005 increased 8% and 7%, respectively, over the equivalent periods of 2004 due to demand for wireless services.  Shipments to our North American wireless customers accounted for approximately 54% of all transport product revenue compared with 42% in the fourth quarter of last year.  Approximately 68% of our Tellabs® 5500 fourth-quarter revenue came from port-card growth on our installed base, with the balance consisting of new systems, system expansions and software upgrades.  That compares with 69% in the fourth quarter of 2004 and 80% in the third quarter of 2005.  We shipped approximately 1.9 million T-1 equivalents during the fourth quarter of 2005 compared with 1.7 million T-1 equivalents in the fourth quarter of 2004.  For the full-year 2005, we shipped 7.3 million T-1 equivalents compared to 6.4 million in 2004.  These results are an indication that our customers are continuing to use the 5500 platform to build-out their networks.

Revenue from our access products totaled $179.9 million and $617.0 million for the quarter and full year 2005.  Over half of fourth-quarter revenue was related to fiber-to-the-premise and fiber-to-the-curb deployments, with most of the balance coming from copper-based access solutions.  For the year, approximately 50% of access product revenue was related to fiber access.

Revenue from our managed access products for the fourth quarter and full year of 2005 totaled $91.0 million and $364.8 million, respectively, compared with $112.2 million and $331.0 million in the same periods in 2004.  The fourth-quarter of 2004 benefited from a delay in deliveries from the third quarter of 2004.  The full year improvement was driven by strong demand for new Ethernet-over-SDH applications and 3G wireless network build-outs.

Revenue from our broadband data products for the fourth-quarter and full year of 2005 totaled $31.1 million and $60.3 million, respectively, compared with $3.2 million and $17.4 million, respectively, in the same periods in 2004. We continued to gain traction in 2005 with our multi-service platforms, which include the Tellabs® 8800 multi-service router series products and Tellabs® 8600 managed edge system products, expanding our customer base to include wireless carriers and cable operators.

Revenue from our voice quality enhancement (VQE) products for the fourth quarter and year-to-date periods of 2005 totaled $5.5 million and $36.3 million, respectively, compared with $12.9 million and $74.6 million in the same periods in 2004.  This decrease was primarily due to VQE technology migrating from stand-alone products to integration into higher-order transport and switching platforms, which caused the decrease in both quarterly and full year revenues.

Revenue from services for the fourth quarter and year-to-date periods of 2005 totaled $43.9 million and $167.1 million, respectively, compared with $40.5 million and $157.6 million in the same periods in 2004, principally due to higher product sales.

Gross Margin

	Fourth Quarter			Year
	2005	2004	Change	2005	2004	Change
Consolidated Margin	47.6%	47.1%	0.5%	45.4%	53.3%	(7.9)%
Products Margin	49.0%	48.7%	0.3%	47.0%	56.1%	(9.1)%
Services Margin	32.8%	33.8%	(1.0)%	28.4%	34.8%	(6.4)%

Gross margins were higher for the quarter compared with the same quarter in 2004 due to a product mix favoring transport products, partially offset by impact of access products.  For the year, consolidated gross margins decreased compared with 2004, primarily due to the inclusion of access products and services for the full year, partially offset by higher margins on transport products.

Product margins for the fourth quarter were up due to lower product cost, partially offset by the impact of access products.  Beginning in the third quarter, we began shipping a new version of the optical networking terminal (ONT) which has a cost that is closer to breakeven compared with the prior version.

Services margin for both the fourth quarter and full year of 2005 declined due to the inclusion of lower margin services in the access business and higher material costs.

Operating Expenses

	Fourth Quarter			Year
	2005	2004	Change	2005	2004	Change
Total Operating Expenses	$163.8	$308.6	$(144.8)	$666.2	$688.7	$(22.5)
Items included in the total:
Restructuring and other charges	(1.3)	0.1	(1.4)	12.9	14.1	(1.2)
Purchased in-process R&D	2.2	102.1	(99.9)	2.2	102.1	(99.9)
Amortization of purchased intangibles	7.9	6.1	1.8	36.0	17.8	18.2
Amortization of deferred stock compensation	2.6	1.2	1.4	10.6	5.2	5.4
Asset impairment charge	—	47.2	(47.2)	—	47.2	(47.2)
Net loss on sale of real estate	—	20.6	(20.6)	—	20.6	(20.6)
All other	$152.4	$131.3	$21.1	$604.5	$481.7	$122.8

Operating expenses declined due to the absence of charges in the fourth quarter of 2005.  Excluding the charges, operating expense was up due to the inclusion of operating expenses at AFC and Vinci.  As a percentage of revenue, however, operating expenses excluding charges declined in both the fourth quarter and full year 2005 compared with the same periods in 2004.

Other Income

	Fourth Quarter			Year
	2005	2004	Change	2005	2004	Change
Interest income, net	$9.4	$7.3	$2.1	$28.3	$26.9	$1.4
Other income (expense), net	(0.4)	(5.3)	4.9	(4.0)	(5.4)	1.4
Total	$9.0	$2.0	$7.0	$24.3	$21.5	$2.8

Interest income for the fourth quarter and full year 2005 were greater than that of the comparable 2004 periods primarily due to higher interest rates on short-term investments.

Income Taxes

For the fourth quarter of 2005, we recorded a tax expense of $1.3 million compared to tax expense of $10.7 million in the year-ago quarter.  Our tax expense includes a $10.1 million benefit relating to the lapsing of the statute of limitations in an international jurisdiction.  For the full year 2005, we recorded tax expense of $37.3 million compared to a tax expense of $19.6 million for the full year 2004.  In addition to the tax benefit previously mentioned, our full year 2005 tax provision includes income tax expense of $15.4 million associated with our repatriation of $600.0 million from our foreign subsidiaries under favorable provisions of the American Jobs Creation Act of 2004.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,189.7 million, which increased by $101.4 million during the quarter and $73.5 million since year-end.  The increase was driven primarily by cash from operating activities, partially offset by $192.6 million used to repurchase 24.4 million shares under our previously discussed stock repurchase program.  This program allows us to repurchase up to $300.0 million in shares of our common stock.  During the fourth quarter of 2005, we repurchased $35.1 million or 3.6 million shares of our common stock.

In January 2006, our Board of Directors approved the repurchase of up to $100 million of our shares pursuant to a plan under Rule 10b5-1 of the Securities and Exchange Act of 1934. Over a one-year period, we intend to use cash generated by employee stock option exercises (other than those of our officers and the Board of Directors) to repurchase stock. Rule 10b5-1 allows us to repurchase our shares according to a predefined plan during periods when we normally would not be active in the market because of our internal trading blackout period. This program is in addition to the shares remaining under the $300.0 million share repurchase program previously mentioned.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds to enhance stockholder value by expanding our business, repurchasing our common stock and for operating activities.  We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

NON-GAAP RESULTS OF OPERATIONS (1)

(Unaudited)

	Three Months Ended			Year Ended
(In millions, except per-share data)	12/30/05	12/31/04	Change	12/30/05	12/31/04	Change
Revenue
Products	$477.5	$338.9		$1,716.3	$1,074.2
Services	43.9	40.5		167.1	157.6
	521.4	379.4	37.4%	1,883.4	1,231.8	52.9%
Cost of Revenue
Products	243.7	173.3		908.5	474.4
Services	29.5	26.8		119.6	102.7
	273.2	200.1		1,028.1	577.1
Gross Profit	248.2	179.3	38.4%	855.3	654.7	30.6%

Gross profit as a percentage of revenue	47.6%	47.3%	0.3%	45.4%	53.1%	-7.7%

Gross profit as a percentage of revenue - products	49.0%	48.9%	0.1%	47.1%	55.8%	-8.8%
Gross profit as a percentage of revenue - services	32.8%	33.8%	-1.0%	28.4%	34.8%	-6.4%

Operating Expenses
Research and development	85.2	66.7		334.1	245.3
Sales and marketing	41.6	42.7		175.2	154.9
General and administrative	25.6	21.9		95.2	81.5
	152.4	131.3		604.5	481.7

Operating Earnings	95.8	48.0		250.8	173.0

Other Income
Interest income, net	9.4	7.3		28.3	26.9
Other income (expense), net	(3.9)	4.1		(3.3)	4.0
	5.5	11.4		25.0	30.9

Earnings Before Income Tax	101.3	59.4		275.8	203.9
Income tax (expense) benefit	(1.5)	(10.9)		(23.8)	(21.6)
Net Earnings	$99.8	$48.5		$252.0	$182.3

Net Earnings Per Share
Basic	$0.22	$0.11		$0.56	$0.43
Diluted	$0.22	$0.11		$0.55	$0.43

Weighted Average Shares Outstanding
Basic	448.4	433.1		449.9	420.2
Diluted	455.2	437.6		454.5	424.7

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP results of operations as additional information for its operating results.  These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies.  The non-GAAP results of operations eliminate certain items of expenses and losses from cost of goods sold, operating expenses and other income and expenses.  The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance.  The Company’s management uses these measures for reviewing its financial results and for business planning and performance.  Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results.  Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s results of operations, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP results of operations.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Amounts in millions, except per-share data)

(Unaudited)

	Three Months Ended 12/30/05 (a)			Year Ended 12/30/05 (b)
			Non-			Non-
	As Reported	Adjustments	GAAP	As Reported	Adjustments	GAAP
Cost of Goods Sold	273.2	0.0	273.2	1,028.4	(0.3)	1,028.1
Gross Profit	248.2	0.0	248.2	855.0	0.3	855.3
Total Operating Expenses	163.8	(11.4)	152.4	666.2	(61.7)	604.5
Other Income	9.0	3.5	5.5	24.3	(0.7)	25.0
Income Tax (Expense) Benefit	(1.3)	(0.2)	(1.5)	(37.3)	13.5	(23.8)
Net Earnings	92.1	7.7	99.8	175.8	76.2	252.0
Earnings Per Share - Basic	$0.21	$0.01	$0.22	$0.39	$0.17	$0.56
Earnings Per Share - Diluted	$0.20	$0.02	$0.22	$0.39	$0.16	$0.55

	Three Months Ended 12/31/04 (c)			Year Ended 12/31/04 (d)
			Non-			Non-
	As Reported	Adjustments	GAAP	As Reported	Adjustments	GAAP
Cost of Goods Sold	200.8	(0.7)	200.1	574.8	2.3	577.1
Gross Profit	178.6	0.7	179.3	657.0	(2.3)	654.7
Total Operating Expenses	308.6	(177.3)	131.3	688.7	(207.0)	481.7
Other Income	2.0	(9.4)	11.4	21.5	(9.4)	30.9
Income Tax (Expense) Benefit	(10.7)	(0.2)	(10.9)	(19.6)	(2.0)	(21.6)
Net (Loss) Earnings	(138.7)	187.2	48.5	(29.8)	212.1	182.3
Earnings Per Share - Basic	$(0.32)	$0.43	$0.11	$(0.07)	$0.50	$0.43
Earnings Per Share - Diluted	$(0.32)	$0.43	$0.11	$(0.07)	$0.50	$0.43

(a)          The $11.4 million charge to Operating Expenses reflects $7.9 million for amortization of purchased intangible assets, $2.6 million for amortization of deferred compensation related to acquisitions, $2.2 million related to in-process research and development charges for a prior year acquisition, partially offset by a credit of $1.3 million for an adjustment of restructuring related lease obligations.

The $3.5 million credit to Other Income reflects adjustments to the fair value of equity investments.

(b)         The $0.3 million charge to Cost of Goods Sold reflects amortization of deferred compensation related to acquisitions.

The $61.7 million charge to Operating Expenses reflects $36.0 million for amortization of purchased intangible assets, $10.6 million for amortization of deferred compensation related to acquisitions, $2.2 million related to in-process research and development charges for a prior year acquisition, $0.5 million for severance and related costs due to the outsourcing of repair and return activities, $11.0 million for severance and related costs due to previously announced headcount reductions primarily in Denmark, Finland, and the US, $3.1 million for the impairment of property, plant and equipment disposed of or held for sale, $0.4 million in additional loss on the sale of the Denmark facility, $0.5 million for other costs primarily related to excess software licenses, $0.2 million accrual reversal to reflect proceeds received in excess of original estimates on the sale of property, plant and equipment, a credit of $2.4 million for an adjustment for restructuring related lease obligations.

The $0.7 million charge to Other Income reflects adjustments to the fair value of equity investments.

The $13.5 million charge to income taxes includes $15.4 million from the impact of the repatriation of approximately $600.0 million in foreign short-term investments.

(c)          The $0.7 million charge to Cost of Goods Sold reflects a $0.5 million charge adjusting the Q4 2004 international manufacturing outsourcing for excess manufacturing equipment, a $0.1 million charge for purchase commitments and a $0.1 million charge for amortization of deferred compensation related to acquisitions.

(d)         The $177.3 million charge to Operating Expenses reflects $102.1 million of purchased in-process R&D charges related to fourth quarter acquisitions, a $47.2 million charge for asset impairment related to the 2002 acquisition of Ocular Networks, a $21.1 million loss on the sale of the Denmark facility, $6.1 million for the amortization of purchased intangibles, $1.2 million for the amortization of deferred compensation related to acquisitions, a $0.5 million gain on the sale of a parcel of undeveloped land in the U.S., a $1.6 million charge for severance and related payments for the Denmark reorganziation, a $1.3 million expense reduction due to favorable sublease activity in the excess leased facilities, and a $0.2 million expense reduction due to completion of previously announced severance actions.

The $9.4 million charge to Other Income is related to the write-down of certain investments.

(d)         The $2.3 million reduction of Cost of Goods Sold reflects a $4.7 million increase in the loss on the sale of our North American manufacturing facilities, a $4.8 million charge for costs associated with the outsourcing of our international  manufacturing operations, a $0.1 million charge for purchase commitments, a $0.1 million charge for amortization of deferred compensation related to acquisitions, and a $12.0 million reversal of a prior accrual for excess purchase commitments due to a favorable settlement with a vendor

The $207.0 million charge within Operating Expenses reflects $102.1 million for purchased in-process R&D charges related to the fourth quarter acquisitions, a $47.2 million charge for asset impairment related to the 2002 acquisition of Ocular Networks, a $21.1 million loss on the sale of the Denmark facility, $17.8 million for amortization of purchased intangibles, $5.2 million for amortization of deferred compensation related to acquisitions, a $0.5 million gain on the sale of a parcel of undeveloped land in the U.S., a $5.2 million charge for severance and related payments, a $13.2 million charge for assets disposed of or sold, a $1.9 million charge for consolidation of excess leased facilities in North America, a $2.4 million charge for other obligations, a $5.2 million expense reduction for proceeds from the sale of property, plant and equipment in excess of our original estimate, a $3.2 million expense reduction of reserves for consolidation of excess leased facilities, and a $0.2 million expense reduction from renegotiating a software license obligation.